Aoxin Tianli Group, Inc. Reports First Quarter 2017 Financial Results

WUHAN CITY, China, May 12, 2017 /PRNewswire/ -- Aoxin Tianli Group, Inc. (NASDAQ: ABAC) ("Aoxin Tianli" or the "Company"), a producer of breeder hogs, market hogs and black hogs, as well as specialty processed black hog pork products sold through retail outlets and the internet, with headquarters in Wuhan City, Hubei Province, China, today announced its financial results for the first quarter ended March 31, 2017.

Mr. Wocheng Liu, Chairman and Co-Chief Executive Officer of Aoxin Tianli, commented, “While our retail business continued to grow benefitting from strong orders from a new online e-commerce customer, our hog farming business declined in the first quarter as a result of decreases in both the number of hogs sold and the average selling price per hog. The decrease in the number of hogs sold was mainly related to our black hog program in Enshi Prefecture where severe floods in July 2016 caused significant damages to our independently operated black hog farms and limited the number of black market hogs available for sale in the first quarter. Additionally, we saw downward trend for hog prices that started in the fourth quarter of 2016 and continued into this year. We believe this was related to the fact that a number of large state owned enterprises and publicly traded companies entered into the hog farming industry. This, combined with the uptick in feed cost in recent months, would continue to put pressure on existing hog farmers, particularly smaller players, in our view.”

First Quarter 2017 Financial Results

Revenues

	For the Three Months Ended March 31,
($ thousands, except per share data)	2017	2016	% Change
Revenues	$6,681	$9,059	-26.3%
Hog farming	5,974	8,639	-30.9%
Retail	707	420	68.4%
Gross margin	14.1%	23.2%	-9.1 pp
Operating margin	0.4%	11.6%	-11.2 pp
Net Income (loss)	33	(274)	112.1%
Net income from continuing operations	33	1,137	-97.1%
Loss from operations of discontinued component	—	(1,411)	NM
Net income (loss) for common shareholders	33	(105)	NM
Earnings (loss) per share	0.00	(0.03)	NM
Continuing operations	0.00	0.14	-97.0%
Discontinued components	—	(0.17)	NM

Revenues for the first quarter of 2017 decreased by $2.38 million, or 26.3%, to $6.68 million from $9.06 million for the same period of last year. The decrease in revenues reflected the impact from the ongoing weak demand for regular breeder hogs, lower prices for regular hogs and black hogs, and fewer black hogs available for sale after the July 2016 flood damage.

Revenues from hog farming, which includes sales of regular breeder hogs, regular market hogs, and black hogs, decreased by $2.67 million, or 30.9%, to $5.97 million for the first quarter of 2017 from $8.64 million for the same period of last year. The Company sold a total of 30,217 regular breeder hogs, regular market hogs and black hogs with a blended average selling price of $198 per hog during the first quarter of 2017, compared to 35,112 hogs sold and a blended average selling price of $246 per hog for the same period of last year.

	For the Three Months Ended March 31,
	2017			2016
	No. of Hogs Sold	Average Price/Hog ($)	Sales ($ thousands)	No. of Hogs Sold	Average Price/Hog ($)	Sales ($ thousands)
Breeder hogs- regular hogs	2,837	$245	$696	4,340	$252	$1,095
Market hogs- regular hogs	16,792	169	2,846	15,930	219	3,481
Market hogs- black hogs	10,588	230	2,432	14,842	274	4,063
Total Hog Farming	30,217	198	5,974	35,112	246	8,639

	Kilogram	Average Price/kg ($)	Sales ($ thousands)	Kilogram	Average Price/kg ($)	Sales ($ thousands)
Retail- specialty black hog pork products	136,682	$5	707	87,384	$5	420

Revenues for the first quarter of 2017 from regular breeder hog sales decreased by 36.4% to $0.70 million with the number of regular breeder hogs sold decreasing by 34.6% to 2,837 hogs and the average selling price of regular breeder hogs decreasing by 2.7% to $245 per hog. Revenues for the first quarter of 2017 from regular market hog sales decreased by 18.3% to $2.85 million as the number of regular market hogs sold increased by 5.4% to 16,792 hogs while the average selling price of regular market hogs decreased by 22.5% to $169 per hog. Revenues for the first quarter of 2017 from black market hogs decreased by 40.1% to $2.43 million with the number of black hogs sold decreasing by 28.7% to 10,588 hogs and the average selling price of black hogs decreasing by 16.1% to $230 per hog.

We sold 136,682 kilograms of specialty black hog pork products through retail at approximately $5 per kilogram, generating revenues of $0.71 million for the first quarter of 2017. This compares to 87,384 kilograms sold at approximately $5 per kilogram and revenues of $0.42 million for the same period of last year. The increase in our specialty black hog pork products was mainly related to a new online e-commerce customer. These revenues, combined with the sales of black market hogs, led to $3.14 million in revenues from our black hog program for the first quarter of 2017, compared to $4.48 million for the same period of last year.

The results of operations of Hang-ao and its wholly owned subsidiaries, were reclassified as discontinued operations in the Company's financial statements for the three months ended March 31, 2016 based on the Company's decision to focus on the hog industry. Hang-ao was sold on December 23, 2016.

Gross profit

Cost of goods sold decreased by $1.22 million, or 17.5%, to $5.74 million for the first quarter of 2017 from $6.96 million for the same period of last year. Cost of goods sold for hog farming decreased by $1.38 million, or 20.8%, to $5.26 million for the first quarter of 2017 from $6.65 million for the same period of last year. The decrease in cost of goods sold for hog farming was primarily due to lower sale volume, which was partly offset by increased feed costs. Cost of goods sold for retail increased by $0.17 million, or 52.5%, to $0.48 million for the first quarter of 2017 from $0.31 million for the same period of last year. The increase in cost of goods sold for retail was primarily due to increased sales volume.

Overall gross profit decreased by $1.16 million, or 55.3%, to $0.94 million for the first quarter of 2017 from $2.10 million for the same period of last year. Gross profits for hog farming and retail were $0.71 million and $0.23 million, respectively, for the first quarter of 2017, compared to $1.99 million and $0.11 million, respectively, for the same period of last year.

Overall gross margin was 14.0%, with gross margins for hog farming and retail of 11.9% and 32.2%, respectively, for the first quarter of 2017. This compared to overall gross margin of 23.2%, and gross margins for hog farming and retail of 23.1% and 25.2%, respectively, for the same period of last year.

Operating income(loss)

Total operating expenses, including general and administrative expenses and selling and marketing expenses, decreased by $0.14 million, or 13.0%, to $0.91 million for the first quarter of 2017 from $1.05 million for the same period of last year. Operating income for the first quarter of 2017 was $0.03 million, compared to $1.05 million for the same period of last year. Operating margin for the first quarter of 2017 was 0.4%, compared to 11.6% for the same period of last year.

Net income(loss)

Net income was $0.03 million for the first quarter of 2017, compared to net loss of $0.27 million for the same period of last year. Our net income from continuing operations, including both hog farming and retail, was $0.03 million for the first quarter of 2017, compared to $1.14 million for the same period of last year. Net loss from our discontinued operation, Hang-ao, was $1.41 million for the first quarter of 2016. Hang-ao was sold on December 23, 2016.

After the deduction for non-controlling interests, net income attributable to common shareholders for the first quarter of 2017 was $0.03 million. This compared to net loss attributable to common shareholders of $0.10 million for the same period of last year.

Financial Condition

As of March 31, 2017, the Company had cash and cash equivalents of $56.52 million, compared to $54.46 million at the end of 2016. Working capital as of March 31, 2017 was $58.57 million as compared to $57.50 million at December 31, 2016. Net cash provided by operating activities was $1.64 million for the first quarter of 2017, compared to $3.24 million for the same period of last year. Net cash used in investing activities was $nil for the first quarter of 2017, compared to $1.61 million for the same period of last year. No cash was used in or generated by financing activities in the first quarter of 2017. Financing activities in the first quarter of 2016 consisted of an increase of $6.12 million in restricted cash offset by the repayment of short term loans in the same amount.

About Aoxin Tianli Group, Inc.

Aoxin Tianli Group, Inc. (the "Company"), previously known as Tianli Agritech, Inc., is in the business of breeding, raising and selling breeder and market hogs in China. The Company also sells specialty processed black hog pork products through supermarkets and other retail outlets, as well as the internet.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulations, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the Company, are expressly qualified by this cautionary statement and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

Tony Tian, CFA
WeitianGroup LLC
Phone: +1-732-910-9692
Email: tony.tian@weitian-ir.com

AOXIN TIANLI GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2017	2016
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$56,519,096	$54,458,026
Accounts receivable	65,243	60,283
Inventories, net	4,960,505	5,506,085
Advances to suppliers	855,595	1,129,477
Prepaid expenses	78,824	112,676
Other receivables	292,476	293,377
Total Current Assets	62,771,739	61,559,924

Long-term prepaid expenses, net	1,180,599	1,196,989
Plant and equipment, net	20,703,352	21,113,840
Biological assets, net	1,977,795	1,901,744
Intangible assets, net	2,367,905	2,403,637

Total Assets	$89,001,390	$88,176,134

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Short-term loans	$2,612,044	$2,591,793
Accounts payable and accrued payables	20,659	5,327
Other payables	1,564,978	1,465,164
Total Current Liabilities	4,197,681	4,062,284

Stockholders' Equity:
Common stock ($0.004 par value, 25,000,000 shares authorized, 7,983,745 shares issued and outstanding as of March 31, 2017 and 7,988,245 shares issued and outstanding as of December 31, 2016)	31,934	31,952
Additional paid in capital	61,395,579	61,395,561
Statutory surplus reserves	2,416,647	2,416,647
Retained earnings	26,868,679	26,835,585
Accumulated other comprehensive income	(5,909,130)	(6,565,895)
Total Stockholders' Equity	84,803,709	84,113,850
Total Liabilities and Stockholders' Equity	$89,001,390	$88,176,134

See accompanying notes to unaudited consolidated financial statements

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AOXIN TIANLI GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(UNAUDITED)

	For the Three Months Ended March 31,
	2017	2016

Revenues	$6,680,991	$9,059,268
Cost of goods sold	5,742,884	6,958,752
Gross profit	938,107	2,100,516

Operating expenses:
General and administrative expenses	831,960	943,935
Selling expenses	77,748	102,288
Total operating expenses	909,708	1,046,223

Income from operations	28,399	1,054,293

Other income (expense):
Interest income	3,824	81,843
Other income (expense), net	871	459
Total other income	4,695	82,302

Income before income taxes	33,094	1,136,595

Income taxes	—	—
Net income from continuing operations	33,094	1,136,595

Discontinued operations:
Loss from operations of discontinued component, net of taxes	—	(1,410,787)

Net income (Loss)	33,094	(274,192)
Net loss attributable to noncontrolling interest	—	169,294
Net income (loss) attributable to Aoxin Tianli Group Inc. common stockholders	33,094	(104,898)

Other comprehensive income:
Unrealized foreign currency translation adjustment	656,765	608,263

Comprehensive income	$689,859	$503,365

Earnings (losses) per share attributable to Aoxin Tianli Group Inc. common stockholders - basic and diluted:
Weighted-average shares outstanding, basic and diluted	7,987,495	8,280,417

Continuing operations - Basic & diluted	$—	$0.14
Discontinued operations - Basic & diluted	$—	$(0.17)

See accompanying notes to unaudited consolidated financial statements

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AOXIN TIANLI GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Three Months Ended March 31,
	2017	2016

CASH FLOWS FROM OPERATING ACTIVITIES
Net income from continuing operations	$33,094	$1,136,595
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	711,532	550,631
Amortization of prepaid expenses	50,198	55,496
Amortization of long-term prepaid expenses	25,750	26,977
Stock-based compensation	2,008	75,348
Loss from disposal of biological assets	40,085	185,099
Changes in operating assets and liabilities:
Accounts receivable	(4,491)	125,558
Inventories	623,252	1,195,471
Prepaid expenses	(17,903)	(9,828)
Other receivables	3,193	605
Accounts payable and accrued payables	14,679	16,092
Other payables	154,000	—
Total adjustments	1,602,303	2,221,449
Net cash provided by operating activities from continuing operations	1,635,397	3,358,044
Net cash used in operating activities from discontinued operations	—	(121,221)
Net cash provided by operating activities	1,635,397	3,236,823

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of plant and equipment	—	(1,610,201)
Net cash used in investing activities from continuing operations	—	(1,610,201)
Net cash provided by investing activities from discontinued operations	—	—
Net cash provided by (used in) investing activities	—	(1,610,201)

CASH FLOWS FROM FINANCING ACTIVITIES
Restricted cash received from (deposited to) banks	—	6,115,787
Repayment of short-term loans	—	(6,115,787)
Net cash used in financing activities from continuing operations	—	—
Net cash provided by financing activities from discontinued operations	—	—
Net cash used in financing activities	—	—

EFFECT OF EXCHANGE RATE CHANGES ON CASH	425,673	435,937

NET INCREASE IN CASH	2,061,070	2,062,559

CASH, BEGINNING OF PERIOD	54,458,026	49,656,897

CASH, END OF PERIOD	$56,519,096	$51,719,456

SUPPLEMENTAL DISCLOSURES:
Cash paid during the period for:
Interest paid	$37,554	$—
Income tax paid	$—	$—

NON-CASH TRANSACTIONS OF INVESTING AND FINANCING ACTIVITIES
Inventories received from prior year prepayments	$282,791	$1,998,318
Inventories transferred to biological assets	$248,316	$409,197
Cancelation of shares related to Hang-ao acquisition	$—	$1,047
Cancelation of shares related to employees' compensation	$18	$361,080

See accompanying notes to unaudited consolidated financial statements

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